Multiband Reports Second Quarter Results; Revenues Up 43% Over 2004; Company Achieves Positive EBITDA of nearly $250,000

-Results Lead to Sequential Growth of over 12% from First  Quarter


MINNEAPOLIS, (August 22, 2005). Multiband Corporation, (NASDAQ:MBND), one of the nation's largest providers of video, voice, and data services to the Multi-Dwelling Unit (Apartment) industry reported the results of its second quarter of operations ended June 30, 2005.

The Company reports that revenues increased to $4,183,606 from $2,911,261 in 2004, an increase of just under 44%. Revenues also increased sequentially from the first quarter numbers of $3,706,876 or nearly 13%.

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) improved over the same time frame to $248,175 compared to an EBITDA loss of $111,811 in 2004. As is common in the cable and telecommunications industries, the Company uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events.

The Company reports approximately 36,268 Revenue Generating Units comprised of its "Watch, Talk, and Surf" services of video, voice, and internet products. These figures are up from the comparable numbers of 27,897 Revenue Generating Units a year ago and flat on a sequential basis from the first quarter of 2005. However, the Company experiences seasonal RGU reductions in its Florida marketplace of approximately 4,500 RGU's. This reduction stems from temporary residents of the firm's 21 mobile home and RV communities that place vacation service suspensions on their accounts primarily during the second and third quarters of each year. Multiband expects that revenues lost during the summer months will return over the winter months in the 4th quarter of 2005 and the 1st quarter of 2006. The reported RGU numbers include all reductions. The flat total number indicates organic growth which occurred during the quarter offsetting the

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seasonal reductions. Additionally, the Company, through its status as a Master
System Operator for DirecTV, manages approximately 72,020 additional customers receiving DirecTV services. This figure represents a sequential increase over the first quarter of approximately 6%. Total owned and managed RGU's increased from approximately 104,766 to 108,288.

Multiband reports a strong balance sheet with nearly $29 million in assets, over $6 million in cash, cash equivalents, and certificates of deposit, and shareholder's equity of $16.3 million.

James L. Mandel, Multiband CEO stated, "We are very pleased with the continued progress we are making. We are tracking towards our stated goal of being the largest specialized communications entity for the Multiple Dwelling Unit Industry in the country."


About Multiband Corporation


Multiband Corporation, formerly Vicom, Incorporated, formed in 1975, provides voice, data and video systems and services to multiple dwelling units (MDUs), including apartment buildings and time share resorts. The Company's products and services are sold to clients located throughout the United Sates. Multiband, with locations throughout the United States, has subscriber concentrations in California, Colorado, Illinois, Texas, Florida and New York. Multiband has offices in Fargo, Minneapolis, Rochester, Los Angeles, Chicago, New York and Tampa. For additional information, please go to www.multibandusa.com. Multiband is an exclusive DIRECTV Master System Operator and one of the largest providers of DIRECTV Services to apartments, lodging, hospitality locations, restaurants and timeshare resorts in the United States.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that affect the Company's financial results; can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission
(SEC).


To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company's investor relations web site (www.multibandusa.com) any reconciliations of differences

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between non-GAAP financial information that may be required in connection with issuing the company's quarterly financial results.

The Company, as is common in the cable and telecommunications industries, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non cash events. The Company manages its business based on its cash flows. The majority of the Company's non-cash expense results from amortization of intangible right of entry agreement assets obtained through acquisition. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of the aforementioned assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company's performance based on the Company's net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company's case is the removal of interest, depreciation, amortization and taxes. The following table reconciles the Company's EBITDA to our consolidated net loss as computed under GAAP.


          Multiband Corporation and Subsidiaries

--------------------------------------------------------------
                                      Three Months Ended
--------------------------------------------------------------
                                     June 30,        June 30,
                                      2005            2004
---------------------------------------------    -------------
Revenues                          $4,183,606      $2,911,261
EBITDA                            $  248,175      $ (111,811)
Interest Expense                    (325,662)       (188,986)
Depreciation and Amortization     (1,218,867)     (1,150,677)
---------------------------------------------    -------------
Net Loss                         $(1,296,354)    $(1,451,474)
Preferred Stock Dividends           (669,634)       (395,273)
=========== ===========         -------------    -------------
LOSS attributable
To Common Shareholder's          $(1,965,988)    $(1,846,747)
---------------------------------------------    -------------


Contact:

James L. Mandel                     Budd Zuckerman
CEO                                 President
Multiband Corporation               Genesis Select Corp
Minneapolis, Minnesota              Boulder, Colorado
763-504-3000                        303-415-0200